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                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                       AMERISERVE FOOD DISTRIBUTION, INC.

                           STEAMBOAT ACQUISITION CORP.

                                       and

                                 PROSOURCE, INC.

                          Dated as of January 29, 1998









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                                TABLE OF CONTENTS

                                                                           Page

                                    ARTICLE I

                                   THE MERGER

SECTION 1.1.    The Merger.................................................    2
SECTION 1.2.    Closing....................................................    2
SECTION 1.3.    Effective Time of the Merger...............................    2
SECTION 1.4.    Effects of the Merger......................................    2

                                   ARTICLE II

                       EFFECT OF THE MERGER ON THE CAPITAL
                      STOCK OF THE CONSTITUENT CORPORATIONS

SECTION 2.1.    Conversion of Shares.......................................    3
SECTION 2.2.    Surrender and Payment......................................    3
SECTION 2.3.    Dissenting Shares..........................................    5
SECTION 2.4.    Stock Options and Stock Plans..............................    5

                                   ARTICLE III

                            THE SURVIVING CORPORATION

SECTION 3.1.    Certificate of Incorporation...............................    6
SECTION 3.2.    Bylaws.....................................................    6
SECTION 3.3.    Directors and Officers.....................................    7

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.1.    Organization, Standing and Corporate Power.................    7
SECTION 4.2.    Subsidiaries...............................................    7
SECTION 4.3.    Capital Structure..........................................    8
SECTION 4.4.    Authority; Noncontravention................................    8
SECTION 4.5.    SEC Documents; Financial Statements; No Undisclosed
                    Liabilities............................................   10
SECTION 4.6.    Disclosure Documents.......................................   10
SECTION 4.7.    Property; Sufficiency of Assets............................   11
SECTION 4.8.    Absence of Certain Changes or Events.......................   11
SECTION 4.9.    Litigation.................................................   13
SECTION 4.10.   Compliance with Laws, Etc..................................   13


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                                                                            Page

SECTION 4.11.   Absence of Changes in Stock or Benefit Plans...............   13
SECTION 4.12.   ERISA Compliance...........................................   14
SECTION 4.13.   Tax Matters................................................   16
SECTION 4.14.   Debt Instruments...........................................   17
SECTION 4.15.   Insurance..................................................   17
SECTION 4.16.   Labor Matters..............................................   18
SECTION 4.17.   No Restrictive Agreements..................................   18
SECTION 4.18.   Interests of Officers and Directors........................   18
SECTION 4.19.   Brokers....................................................   19

                                    ARTICLE V

         REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

SECTION 5.1.    Organization, Standing and Corporate Power.................   19
SECTION 5.2.    Authority; Noncontravention................................   19
SECTION 5.3.    Disclosure Documents.......................................   20
SECTION 5.4.    Brokers....................................................   20
SECTION 5.5.    Company Contracts .........................................   20

                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

SECTION 6.1.    Conduct of Business........................................   21
SECTION 6.2.    Shareholder Meeting; Proxy Material........................   22
SECTION 6.3.    Access to Information......................................   23
SECTION 6.4.    Covenants Regarding Certain Benefit Plans..................   23
SECTION 6.5.    Cooperation in Arrangements with Lenders...................   24

                                   ARTICLE VII

                               COVENANTS OF PARENT

SECTION 7.1.    Confidentiality............................................   24
SECTION 7.2.    Obligations of Merger Subsidiary...........................   25
SECTION 7.3.    Voting of Shares...........................................   25
SECTION 7.4.    Director and Officer Liability.............................   25

                                  ARTICLE VIII

                       COVENANTS OF PARENT AND THE COMPANY

SECTION 8.1.    HSR Act Filings; Reasonable Efforts; Notification..........   26
SECTION 8.2.    Public Announcements.......................................   28

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SECTION 8.3.    No Solicitation............................................   28

                                   ARTICLE IX

                            CONDITIONS TO THE MERGER

SECTION 9.1.    Conditions to the Obligations of Each Party................   28
SECTION 9.2.    Conditions to the Obligations of Parent and Merger
                   Subsidiary..............................................   28
SECTION 9.3.    Conditions to the Obligations of the Company...............   30

                                    ARTICLE X

                                   TERMINATION

SECTION 10.1.   Termination................................................   30
SECTION 10.2.   Effect of Termination......................................   31

                                   ARTICLE XI

                                  MISCELLANEOUS

SECTION 11.1.   Notices....................................................   31
SECTION 11.2.   Survival of Representations and Warranties.................   32
SECTION 11.3.   Amendments; No Waivers.....................................   32
SECTION 11.4.   Fees and Expenses..........................................   32
SECTION 11.5.   Successors and Assigns; Parties in Interest................   33
SECTION 11.6.   Governing Law..............................................   33
SECTION 11.7.   Counterparts; Effectiveness; Interpretation................   33







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                             INDEX OF DEFINED TERMS


                               Page                                         Page
Agreement.........................1          Governmental Entity...............8
Benefit Plans....................12          HSR Act...........................9
CA Act............................9          indebtedness.....................16
Certificate of Merger.............2          Indemnified Parties..............23
Class A Shares....................1          Material Adverse Effect...........6
Class B Shares....................1          Merger............................1
Closing...........................2          Merger Consideration..............3
Code.............................13          Merger Subsidiary.................1
Company...........................1          Multiemployer Plan...............14
Company Option....................5          Multiple Employer Plan...........14
Company Proxy Statement...........9          Option Plans......................5
Company Shareholder Approval......8          Parent............................1
Company Shareholder Meeting......21          Parent Material Adverse Effect...18
Consents..........................8          person............................4
Constituent Corporations..........2          Plans............................13
Controlled Group Liability.......13          Preferred Shares..................7
DGCL..............................1          Qualified Plans..................13
Dissenting Shares.................4          SEC...............................9
Effective Time....................2          SEC Documents.....................9
ERISA............................13          Securities Act....................9
ERISA Affiliate..................13          Shares............................1
ESPP..............................5          Stockholders......................1
Exchange Act......................9          Voting Agreement..................1
GAAP..............................9









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                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of January 29, 1998, by and among ProSource, Inc. , a Delaware corporation (the "Company"), AmeriServe Food Distribution, Inc., a Delaware corporation ("Parent"), and
Steamboat Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub").

          WHEREAS, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined herein), are fair to and in the best interests of the shareholders of the Company, (ii) determined that the consideration to be paid in the Merger is fair to and in the best interests of the shareholders of the Company, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iv) resolved to recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by such shareholders;

          WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the merger of Merger Sub into the Company as set forth below (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement and the General Corporation Law of the State of Delaware (the "DGCL"), whereby (i) each issued and outstanding share of Class A Common Stock, par value $0.01 per share, of the Company (the "Class A Shares") shall be converted into the right to receive the Merger Consideration (as defined herein) and (ii) each issued and outstanding share of Class B Common Stock, par value $0.01 per share, of the Company (the "Class B Shares" and, together with the Class A Shares, the "Shares") shall be converted into the right to receive the Merger Consideration, in each case excluding Class A Shares and Class B Shares owned, directly or indirectly, by the Company or any subsidiary of the Company or by Parent, Merger Sub or any other subsidiary of Parent and Dissenting Shares (as defined herein);

          WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, Parent has required that Onex DHC LLC, a Wyoming limited liability company, and certain of its affiliates (together, the "Stockholders"), agree, among other things, to vote all Shares beneficially owned by the Stockholders in accordance with the Voting Agreement, dated as of the date hereof, among the Stockholders, Parent and Merger Sub (the "Voting Agreement") and comply with the other provisions of the Voting Agreement; and in order to induce Parent and Merger Sub to enter into this Agreement, the Stockholders will execute and deliver the Voting Agreement; and

          WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the consummation thereof.

          NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:


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                                    ARTICLE I

                                   THE MERGER

          SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time (as defined herein). At the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company (i) shall continue as the surviving corporation as a direct or indirect wholly owned subsidiary of Parent (Merger Sub and the Company are sometimes hereinafter referred to as "Constituent Corporations" and, as the context requires, the Company, after giving effect to the Merger, is sometimes hereinafter referred to as the "Surviving Corporation") and (ii) shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

          SECTION 1.2. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 10.1, and subject to the satisfaction or waiver of the conditions set forth in Article IX, the closing of the Merger (the "Closing") shall take place at 10:00 a.m. on the second business day after satisfaction or waiver of the conditions set forth in Article IX, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, unless another date, time or place is agreed to in writing by the parties hereto. At the time of the Closing, the Company and Merger Sub will cause the Merger to be consummated by filing this Agreement or a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by and executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required by the DGCL in connection with the Merger.

          SECTION 1.3. Effective Time of the Merger. The Merger shall, subject to the DGCL, become effective as of such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later date and time as is specified in the Certificate of Merger (the "Effective Time").

          SECTION 1.4. Effects of the Merger. From and after the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, immunities, powers and franchises and be subject to all of the debts, restrictions, disabilities and duties of the Company and Merger Sub, all as provided under the DGCL.


                                   ARTICLE II

                       EFFECT OF THE MERGER ON THE CAPITAL
                      STOCK OF THE CONSTITUENT CORPORATIONS

          SECTION 2.1. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of Merger Sub:

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          (a) each Share owned by the Company or owned by Parent,  Merger Sub or any subsidiary of any of the Company, Parent or Merger Sub immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

          (b) each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

          (c) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 2.1(a) or as provided in
     Section 2.3 with respect to Dissenting Shares, be converted into the right to receive $15.00 in cash without interest (the "Merger Consideration").

          SECTION 2.2. Surrender and Payment. (a) At the Effective Time, Parent shall, or shall cause Merger Sub to, deposit in trust, or enter into such other agreement or arrangement as may be reasonably satisfactory to the Company, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"), cash in an aggregate amount equal to the product of (i) the number of Shares issued and outstanding at the Effective Time (other than Shares owned by the Company, Parent or Merger Sub or any subsidiary of the Company, Parent or Merger Sub) and (ii) the Merger Consideration (the "Exchange Fund"). Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent). The Exchange Agent shall, pursuant to irrevocable instructions given by Parent or Merger Sub, make the payments provided in this Section. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.


          (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares and other customary documentation, will be entitled to receive the Merger Consideration payable in respect of such Shares. Parent shall establish procedures reasonably satisfactory to the Company under which holders of Shares will be able to receive payment of the Merger Consideration in immediately available funds immediately after the Effective Time. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate previously representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, upon surrender of the certificates representing such Shares, as contemplated hereby.

          (c) If any portion of the Merger Consideration is to be paid to a person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so

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

surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

          (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

          (e) Any portion of the Exchange Fund that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Parent, upon Parent's demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Parent and the Surviving Corporation for payment of the Merger Consideration in respect of his Shares. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to and in accordance with the requirements of applicable abandoned property, escheat or similar laws.

          (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.2(a) to pay for Shares for which the right to a determination of fair market value, as contemplated by Section 2.3, has been perfected shall be returned to Parent upon Parent's demand.

          SECTION 2.3. Dissenting Shares. (a) Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders who have not voted in favor of or consented to the Merger and who shall have delivered a written demand for appraisal of such Shares in the time and manner provided in Section
262 of the DGCL and shall not have failed to perfect or shall not have effectively withdrawn or lost their rights to appraisal and payment under the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, but shall be entitled to receive the consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that, if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, such holder's Shares shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration set forth in
Section 2.1(c) of this Agreement, without any interest thereon.


          (b) The Company shall give Parent and Merger Sub (i) prompt notice of any demands for appraisal pursuant to Section 262 of the DGCL received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect

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to demands for appraisal  under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal or offer to settle any such demands.

          SECTION 2.4. Stock Options and Stock Plans. (a) Parent and the Company shall take all actions necessary to provide that at the Effective Time, (i) each Company Option (defined below) surrendered for cash, shall be canceled, and (ii) in consideration of such cancellation, and except to the extent that Parent or Merger Sub and the holder of any such Company Option otherwise agree, the Company shall pay to each such holder of Company Options an amount in cash in respect thereof equal to the product of (1) the excess, if any, of the Merger Consideration over the per share exercise price thereof and (2) the number of Shares subject thereto immediately prior to the Effective Time less applicable withholding taxes. "Company Option" means any option granted, whether or not exercisable (it being understood that all Company Options shall be deemed to be, and shall be treated under this Article II as though, such Company Options were fully vested and fully exercisable immediately prior to the Effective Time), and not exercised or expired, to a current or former employee, director or independent contractor of the Company or any of its subsidiaries or any predecessor thereof to purchase Shares pursuant to the Amended Management Option Plan (1995), the 1996 Stock Option Plan, and the 1997 Directors Stock Option Plan (collectively, the "Option Plans").

          (b) Prior to the Effective Time, the Company shall use its reasonable efforts to (i) obtain any consents from holders of Company Options and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements that, in the case of either clause (i) or (ii), are necessary to give effect to the transactions contemplated by this Section.

          (c) Immediately prior to the Effective Time, the Company shall terminate the Option Plans.

          (d) In the event the current Plan Year (as such term is defined in the Company's 1997 Employee Stock Purchase Plan (the "ESPP")) ends prior to the Effective Time, the Company shall take all such action as may be necessary in accordance with the ESPP to terminate the ESPP as of the last day of such Plan Year, with the effect, among other things, that no new Plan Year shall commence thereafter. In the event the current Plan Year under the ESPP would not otherwise end prior to the Effective Time, then prior to the date that is five days prior to the Effective Time, the Company shall amend the ESPP such that the date on which the Effective Time occurs shall be the last day of the current Plan Year for purposes of the ESPP with respect to the current Plan Year, with the effect that on such date immediately prior to the Effective Time, Shares will be purchased from the Company as provided in Section 5.3 of the ESPP, and the Shares purchased shall thereafter be converted in the Merger, as provided for in Section 2.1(c). At the Effective Time, the Company shall terminate the ESPP, any cash held in participants' accounts after giving effect to this Section shall be distributed to the respective participants in the ESPP and no Plan Year that would otherwise commence on or after such date shall commence.


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                                   ARTICLE III

                            THE SURVIVING CORPORATION

          SECTION 3.1. Certificate of Incorporation. The certificate of incorporation of the Merger Sub in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended as provided therein and in accordance with applicable law; provided that the provisions thereof as to indemnification and exculpation of directors shall be no less favorable than those contained in the certificate of incorporation of the Company, as previously filed as an exhibit to the SEC Documents.

          SECTION 3.2. Bylaws. The bylaws of the Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended or repealed as provided therein and in accordance with the certificate of incorporation and applicable law; provided that the provisions thereof as to indemnification and exculpation of directors shall be no less favorable than those contained in the bylaws of the Company, as previously filed as an exhibit to the SEC Documents.

          SECTION 3.3. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the officers and directors of Merger Sub at the Effective Time shall be the officers and directors of the Surviving Corporation.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Parent and Merger Sub:

          SECTION 4.1. Organization, Standing and Corporate Power. Each of the Company and each of its significant subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and each of its significant subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not reasonably be expected to (i) have a material adverse effect on the condition (financial or otherwise), business, or results of operations of the Company and its subsidiaries taken as a whole, or (ii) prevent or materially delay consummation of any of the transactions contemplated by this Agreement (a "Material Adverse Effect"). The Company has delivered to Parent complete and correct copies of its certificate of incorporation and bylaws, and the certificate of incorporation and bylaws (or equivalent organizational documents) of its significant subsidiaries, in each case as amended to the date of this Agreement. For purposes of this Agreement, a "subsidiary" of any person means another person in which such first person, directly or indi-rectly, owns 50% or more of the equity interests or has the right, through ownership of equity, contractually or otherwise, to elect at least a majority of its Board of Directors or other governing body, and "significant subsidiary" has the meaning given that term in Regulation S-X promulgated by the United States Securities and Exchange Commission.

          SECTION 4.2. Subsidiaries. All the outstanding shares of capital stock or other ownership interests of each significant subsidiary of the Company have been validly issued and are fully paid and nonassessable and, all such shares or ownership interests are owned by the Company, by another subsidiary of the Company or by the Company and another such subsidiary, free and clear of all encumbrances and liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or equity interests). All of the subsidiaries of the Company that are not "significant subsidiaries" would not, if taken in the aggregate, constitute a "significant subsidiary" and are not otherwise material to the Company.

          SECTION 4.3. Capital Structure. The authorized capital stock of the Company consists of 50,000,000 Class A Shares, 10,000,000 Class B Shares and 10,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Shares"). As of December 31, 1997, (i) 3,490,835 Class A Shares were issued and outstanding, (ii) 5,892,756 Class B Shares were issued and outstanding, (iii) no Shares were held by the Company or by any of the Company's subsidiaries, (iv) 10,500 Class A Shares were reserved for issuance pursuant to the outstanding Company Options, (v) 629,150 Class B Shares were reserved for issuance pursuant to the outstanding Company Options, (vi) 300,000 Class A Shares and no Class B Shares were reserved for issuance pursuant to the ESPP, and (vii) no shares of Preferred Stock were issued, reserved for issuance or outstanding. Except as set forth above or on Schedule 4.3, no shares of capital stock or other equity or voting securities of the Company are issued, reserved for issuance or outstanding, except for Shares referred to in clauses (iv) and (v) above which may be issued upon exercise of the outstanding Company Options. All outstanding shares of capital stock of the Company are, and all Shares which may be issued pursuant to the Option Plans will, when issued, be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth on Schedule 4.3, there are not any bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Other than the Shares, Company Options, Option Plans and the ESPP, or as set forth on Schedule 4.3, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire or dispose of any shares of capital stock or other equity or voting securities of the Company or any of its subsidiaries or any securities of the type described in the two immediately preceding sentences.

          SECTION 4.4. Authority; Noncontravention. (a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Company Shareholder Approval (as defined below) required in connection with the consummation of the Merger, to consummate the transactions contemplated by this Agreement. The Merger requires the approval by the affirmative vote of the holders of Shares entitled to cast a majority of the votes of all outstanding Shares (the "Company Shareholder Approval"), which approval is the only vote of the holders of any class or series of the capital stock of the Company necessary to approve the Merger and this Agreement and the transactions contemplated hereby.

          (b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, except for the Company Shareholder Approval in connection with the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding agreement of Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          (c) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any encumbrance or lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the certificate of incorporation or bylaws of the Company or the comparable charter or organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lien, lease or any other contract, agreement, instrument, permit, commitment, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets other than, in the case of clauses (ii) and
(iii) above, any such conflicts, violations, defaults, rights, losses or liens that (x) individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect or (y) are set forth on Schedule 4.4.

          (d) No consent, approval, franchise, order, license, permit, waiver or authorization of, or registration, declaration or filing with or exemption, notice, application, or certification by or to (collectively, "Consents") any federal, state or local government or any arbitral panel or any court, tribunal, administrative or regulatory agency or commission or other governmental authority, department, bureau, commission or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of the documents referred to in Section 1.2 in accordance with the DGCL and similar documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), (iv) such notifications as may be required pursuant to the Competition Act (Canada) (the "CA Act") or the Investment Canada Act (Canada), and (v) such other Consents as to which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect.

          SECTION 4.5. SEC Documents; Financial Statements; No Undisclosed Liabilities. (a) The Company has filed, and made available to Parent true and complete copies of, all required reports, schedules, forms, statements, exhibits and other documents filed with the Securities and Exchange Commission ("SEC") since January 1, 1996 (the "SEC Documents"). As of their respective dates, and except to the extent later modified in subsequent SEC Documents, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), or the Exchange Act, as the case may be, applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved ("GAAP") (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

          (c) Except as set forth in the SEC Documents, and except for liabilities and obligations arising in the ordinary course of business consistent with past practice, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations which, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect.

          SECTION 4.6. Disclosure Documents. (a) The definitive proxy statement of the Company (the "Company Proxy Statement") to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto will, when filed, comply in all material respects with the applicable requirements of the Exchange Act.

          (b) At the time of filing the Company Proxy Statement with the SEC, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, at the time such shareholders vote on adoption of this Agreement, and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.6 will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company in writing by Parent or Merger Sub specifically for use therein.

          SECTION 4.7. Property; Sufficiency of Assets. Except in each case as would not reasonably be expected to have a Material Adverse Effect, the Company and its subsidiaries (i) have good and valid title to all property material to the business of the Company and reflected in the latest audited financial statements included in the SEC Documents as being owned by the Company and its subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of in the ordinary course of business since the date thereof), and (ii) are collectively the lessee of all property material to the business of the Company and reflected as leased in the latest audited financial statements included in the SEC Documents (or on the books and records of the Company as of the date thereof) or acquired after the date thereof (except for leases that have expired by their terms) and are in peaceful and undisturbed possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect without default thereunder by the lessee or the lessor. Such owned and leased property that is tangible personal property is in good working order, reasonable wear and tear excepted, and is suitable for the use for which it is intended, except that, which individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          SECTION 4.8. Absence of Certain Changes or Events. Except as disclosed in the SEC Documents or as set forth on Schedule 4.8, since September 27, 1997, the Company and its subsidiaries have conducted their business only in the ordinary course consistent with past practice, and, except in the ordinary course of business consistent with past practice, there has not been:

          (i) any event, occurrence or development of a state of circumstances which has had or would reasonably be expected to have a Material Adverse Effect,

          (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock or any repurchase, redemption or other acquisition by the Company or any of its subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its subsidiaries,

          (iii) any adjustment, split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock,

          (iv) (A) any granting by the Company or any of its subsidiaries to any current or former director, officer or employee of the Company or any of its subsidiaries of any material increase in compensation or benefits, except for grants to employees who are not officers or directors in the ordinary course of business consistent with past practice, (B) any granting by the Company or any of its subsidiaries to any such director, officer or employee of any increase in severance or termination pay (including the acceleration in the vesting of Shares (or other property) or the provision of any tax gross-up), except for grants to employees who are not officers or directors in the ordinary course of business consistent with past practice, or (C) any entry by the Company or any of its subsidiaries into any employment, deferred compensation, severance or termination agreement or arrangement with or for the benefit of any such current or former director, officer or employee, except with employees who are not officers or directors in the ordinary course of business consistent with past practice,

          (v) any change in accounting methods, principles or practices by the Company or any of its subsidiaries,

          (vi) any amendment, waiver or modification of any material term of any outstanding security of the Company or any of its subsidiaries,

          (vii) any incurrence, assumption or guarantee by the Company or any of its subsidiaries of any material indebtedness for borrowed money or other material obligations, or any creation or assumption by the Company or any of its subsidiaries of any encumbrance or lien on any asset other than in the ordinary course of business consistent with past practice (including borrowings under pre-existing credit facilities, not resulting in total consolidated funded indebtedness as of the date of this Agreement in excess of $200 million),

          (viii) any making of any loan, advance or capital contributions to or investment in any person other than in the ordinary course of business consistent with past practice,

          (ix) any single or related series of transactions or commitments made, or any single or related series of contracts or agreements entered into, by the Company or any of its subsidiaries involving aggregate obligations of more than $2,000,000 for any transaction or series of transactions, or any capital expenditures in excess of $20,000,000 in the aggregate,

          (x) any acquisition or disposition of any assets or any merger or consolidation with any person on behalf of the Company or any of its subsidiaries (other than sales of inventory in the ordinary course of business in accordance with past practice and other than dispositions of used, obsolete or outmoded equipment or machinery in the ordinary course of business in accordance with past practice),

          (xi) any relinquishment by the Company or any of its subsidiaries of any contract or other right, in either case, material to the Company and its subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by the Agreement, or

          (xii) any agreement, commitment, arrangement or undertaking by the Company or any of its subsidiaries to perform any action described in clauses (i) through (xi).

          SECTION 4.9. Litigation. Except as set forth on Schedule 4.9, there is no Action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries that, individually or in the aggregate, has resulted in or would reasonably be expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against the Company or any of its subsidiaries which could reasonably be expected to have a Material Adverse Effect.

          SECTION 4.10. Compliance with Laws, Etc. The conduct by the Company and its subsidiaries of their business is and has been in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees, applicable thereto and does not infringe upon or conflict in any respect with any patent, copyright, trademark, trade name, service mark, brand name, any related regulations or other intellectual property rights of any other person, except for violations, failures so to comply, infringements or conflicts, if any, that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          SECTION 4.11. Absence of Changes in Stock or Benefit Plans. Except as set forth on Schedule 4.11, except as required under this Agreement, since September 27, 1997, there has not been (i) any acceleration, amendment or change of the period of exercisability or vesting of any Company Options under the Option Plans (including any discretionary acceleration of the exercise periods or vesting by the Company's Board of Directors or any committee thereof or any other persons administering an Option Plan) or authorization of cash payments in exchange for any Company Options under any of such Option Plans, (ii) any adoption or material amendment by the Company or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, disability, death benefit, hospitalization, medical, worker's compensation, supplementary unemployment benefits, or other plan, arrangement or understanding or any employment agreement providing compensation or benefits to any current or former employee, officer, director or independent contractor of the Company or any of its subsidiaries or any beneficiary thereof or entered into, maintained or contributed to, as the case may be, by the Company or any of its subsidiaries (collectively, "Benefit Plans"), or (iii) any adoption of, or amendment to, or change in employee participation or coverage under, any Benefit Plans which would increase materially the expense of maintaining such Benefit Plans above the level of the expense incurred in respect thereof for the fiscal year ended on December 28, 1996. Except as expressly contemplated hereby or as provided in the Option Plans, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of the Company.

          SECTION 4.12. ERISA Compliance. (a) For purposes of this Agreement, the following definitions apply: "Code" means the Internal Revenue Code of 1986, as amended, and the Treasury regulations thereunder; "Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii)
section 302 of ERISA, (iii) sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Plans; "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder; "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or
(o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          (b) Schedule 4.12 includes a complete list of all employee benefit plans, programs, policies and practices providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by the Company or to which the Company contributes or is obligated to contribute ("Plans"). Without limiting the generality of the foregoing, the term "Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA, all employee pension benefit plans within the meaning of Section 3(2) of ERISA, and all other employee benefit, bonus, incentive, deferred compensation, stock purchase, stock option, severance ,change of control and fringe benefit plans, programs or agreements .

          (c) With respect to each Plan, the Company has delivered or made available to Parent and Merger Sub a true, correct and complete copy of: (i) each writing constituting a part of such Plan, including without limitation all plan documents (including benefit schedules), trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS. Except as specifically provided in the foregoing documents delivered to Parent and Merger Sub, there are no amendments to any Plan or any new Plan that have been adopted or approved nor has the Company undertaken to make any such amendments or adopt or approve any new Plan.

          (d) Schedule 4.12 identifies each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("Qualified Plans"). Except as set forth in Schedule 4.12(d), the IRS has issued a favorable determination letter with respect to each Qualified Plan that has not been revoked, and, to the knowledge of the Company, no circumstances exist nor have any events occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. No Plan is intended to meet the requirements of Code Section 501(c)(9).

          (e) All contributions required to be made to any Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements contained in the SEC Documents.

          (f) The Company has complied, and is now in compliance, in all material respects with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans. There is not now, nor, to the knowledge of the Company, do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any encumbrance or lien on the assets of the Company under ERISA or the Code. No non-exempt prohibited transaction has occurred with respect to any Plan.

          (g) The Company does not maintain or contribute to any Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. All liabilities in connection with the termination of any employee pension benefit plan that was sponsored, maintained or contributed to by the Company at any time within the past three years (and any other material liabilities under Title IV of ERISA with respect to any such plan) have been fully satisfied. Each such employee pension benefit plan has received a favorable determination letter from the IRS with respect to its termination.

                   (h) Except as set forth on Schedule 4.12, no Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a
"Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"). No Plan that is a Multiemployer Plan is in reorganization or is insolvent and, to the best knowledge of the Company, no circumstances exist that would be reasonably expected to result in a reorganization or insolvency of any such Multiemployer Plan. Neither the Company nor any of its subsidiaries has withdrawn or partially withdrawn from any Multiemployer Plan or has any liabilities under any Multiemployer Plan that have not been fully satisfied. There are no more than 450 employees of the Company and its subsidiaries who are currently participating in or have accrued benefits under a Multiemployer Plan.

          (i) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of the Company following the Closing.

          (j) The Company has no material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company.

          (k) All Plans covering foreign employees of the Company or any of its subsidiaries comply with applicable local law and are fully funded and/or book reserved to the extent applicable.

          (l) Except as set forth on Schedule 4.12, no labor organization or group of employees of the Company has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Each of the Company and its subsidiaries have complied with the Worker Adjustment and Retraining Notification Act.

          (m) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of the Company to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

          SECTION 4.13. Tax Matters. Except as set forth in the SEC Documents:

          (a) Each of the Company and each of its subsidiaries has filed all federal income tax and other material tax returns and reports required to be filed by it. All such returns are complete and correct in all material respects. Each of the Company and each of its subsidiaries has paid (or the Company has paid on its subsidiaries' behalf) all taxes shown as due on such returns and all material taxes required to be paid by it for which no return was required to be filed.

          (b) Except as set forth on Schedule 4.13, no tax return of the Company or any of its subsidiaries is under audit or examination by any taxing authority, and no written or unwritten notice of such an audit or examination has been received by the Company or any of its subsidiaries.
Each deficiency resulting from any audit or examination relating to taxes by any taxing authority has been paid, except for deficiencies being contested in good faith by appropriate proceedings and which have been reserved against in accordance with GAAP. None of the federal income tax returns of the Company and its subsidiaries consolidated in such returns has been examined and settled with the IRS for any year, and no years are otherwise closed.
          (c) No liens for taxes exist with respect to any assets or properties of the Company or any of its subsidiaries, except for statutory liens for taxes not yet due or taxes that are being contested in good faith by appropriate proceedings and that have been reserved against in accordance with GAAP.

          (d) None of the Company or any of its subsidiaries is a party to or is bound by any tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement or arrangement with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority), other than agreements or arrangements among the Company and its subsidiaries.

          (e) The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any of its subsidiaries under any contract, Option Plan, Benefit Plan, program, arrangement or understanding currently in effect.

          (f) No amount or other entitlement that could be received (whether in cash or property or the vesting of property) in connection with the transactions contemplated hereby (either alone or in conjunction with any other event) will be an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

          (g) As used in this Agreement, "taxes" shall include all federal, state, local and foreign income, property, sales, excise, withholding and other taxes, tariffs or governmental charges of any nature whatsoever, and all interest, penalties and additions to tax with respect to any of the foregoing.

          SECTION 4.14. Debt Instruments. Except as set forth on Schedule 4.14, all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any material indebtedness of the Company or any of its subsidiaries is outstanding or may be incurred are prepayable at any time without penalty, subject to a notice period of not more than thirty days. For purposes of this Section, "indebtedness" shall mean, with respect to any person, without duplication, (i) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (ii) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such person upon which interest charges are customarily paid, (iv) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (v) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (vi) all capitalized lease obligations of such person, (vii) all obligations of others secured by any encumbrance or lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such person under interest rate or currency swap transactions (valued at the termination value thereof), (ix) all letters of credit issued for the account of such person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business), (x) all obligations of such person to purchase securities (or other property) which arises out of or in connection with the sale of the same or substantially similar securities or property, and (xi) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person.

          SECTION 4.15. Insurance. The Company and its subsidiaries are covered by valid and currently effective insurance policies issued in favor of the Company that are customary for companies of similar size and financial condition.

          SECTION 4.16. Labor Matters. Except as disclosed in the SEC Documents or as set forth on Schedule 4.16, (i) neither the Company nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement with a labor union or labor organization; (ii) to the knowledge of the Company, neither the Company nor any of its subsidiaries is the subject of any proceeding asserting that it or any of its subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (iii) there is no strike, work stoppage or other labor dis-pute involving the Company or any of its subsidiaries pending or, to the Company's knowledge, threatened; (iv) to the knowledge of the Company, no material action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or threatened against the Company or any of its subsidiaries; (v) to the knowledge of the Company, no material grievance is pending or threatened against the Company or any of its subsidiaries; and (vi) neither the Company nor any of its subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.

          SECTION 4.17. No Restrictive Agreements. Except as disclosed in the SEC Documents, the Company and its subsidiaries are not parties to or bound by any agreement, contract, policy, license, document, instrument, arrangement or commitment that limits the freedom of the Company or any of its subsidiaries to compete in any line of business or with any person or in any geographic area or which would so limit the freedom of the Company or any of its subsidiaries or affiliates after the Effective Time.

          SECTION 4.18. Interests of Officers and Directors. None of Onex DHC LLC, a Wyoming limited liability company, or any of its respective affiliates (other than the Company or any of its subsidiaries) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or its subsidiaries, or any supplier, distributor or customer of the Company or its subsidiaries, or any other relationship, contract, agreement, arrangement or understanding with the Company or any of its subsidiaries, except as set forth in Schedule 4.18 or as disclosed in the SEC Documents and except for rights under the Benefit Plans and the Option Plans and the normal rights of a holder of a non-controlling, direct or indirect interest in equity securities. To the Company's knowledge, none of the Company's or any of its subsidiaries' other officers or directors or any of their respective affiliates (other than the Company or any of its subsidiaries) has any material interest in any material property, real or personal, tangible or intangible, used in the business of the Company or its subsidiaries, or any supplier, distributor or customer of the Company or its subsidiaries, or any other relationship, contract, agreement, arrangement or understanding with the Company or any of its subsidiaries, except as disclosed in the SEC Documents and except for rights under the Benefit Plans and the Option Plans and the normal rights of a holder of a non-controlling, direct or indirect interest in equity securities.

          SECTION 4.19. Brokers. Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by the Company (and copies of whose engagement letters and a calculation of the fees that would be due thereunder has been provided to Parent), has orally delivered to the Company's Board of Directors its opinion that the consideration to be paid in the Merger is fair to the holders of Shares from a financial point of view, and shall deliver such opinion in writing to the Company's Board of Directors prior to the date the Company files the Company Proxy Statement with the SEC. In addition, no other broker, investment banker, financial advisor or other person, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its subsidiaries. No such engagement letters obligate the Company to continue to use their services or pay fees or expenses in connection with any future transaction.


                                    ARTICLE V

         REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

          Parent and Merger Sub represent and warrant to the Company as follows:

          SECTION 5.1. Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted.

          SECTION 5.2. Authority; Noncontravention. (a) Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

          (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes a valid and binding agreement of the Company, constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

          (c) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any encumbrance or lien upon any of the properties or assets of Parent or any of its subsidiaries under, (i) the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or any other contract, agreement, instrument, permit, concession, franchise or license applicable to Parent or Merger Sub or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Merger Sub or any other subsidiary of Parent or their respective properties or assets, other than, in the case of clause (ii) or
(iii), any such conflicts, violations, defaults, rights, losses or liens that individually or in the aggregate would not impair the ability of Parent and Merger Sub to perform their respective obligations under this Agreement or prevent the consummation of any of the transactions contemplated by this Agreement (a "Parent Material Adverse Effect").

          (d) No Consent of any Governmental Entity is required by or with respect to Parent, Merger Sub or any other subsidiary of Parent in connection with the execution and deliv-ery of this Agreement or the consummation by Parent or Merger Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for
(i) the filing of the documents referred to in Section 1.2 in accordance with the DGCL and similar documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) the filing of a premerger notification and report form under the HSR Act, (iii) compliance with any applicable requirements of the Exchange Act, and (iv) such other Consents as to which the failure to obtain or make could not reasonably be expected to have a Parent Material Adverse Effect.

          SECTION 5.3. Disclosure Documents. The information with respect to Parent and its subsidiaries that Parent furnishes to the Company in writing, specifically for use in the Company Proxy Statement will not contain, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading at the time of filing the Company Proxy Statement with the SEC, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, at the time the shareholders vote on adoption of this Agreement and at the Effective Time.

          SECTION 5.4. Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission from the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

          SECTION 5.5. Company Contracts. Parent and Merger Sub acknowledge that some of the Company's customers may be entitled, pursuant to the terms of their contracts with the Company, to terminate their arrangements with the Company upon the change of control of the Company effected by the Merger.


                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

          The Company agrees that:

          SECTION 6.1. Conduct of Business. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries to, carry on their business in the ordinary course of business in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees (as a group) and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, except as contemplated by this Agreement or with the prior written approval of Parent:

          (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent, (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options, including Company Options, to acquire, any such shares, voting securities or convertible securities (other than the issuance of Shares upon the exercise of Company Options outstanding as of the date hereof or pursuant to the ESPP);

          (c) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

          (d) mortgage or otherwise encumber or subject to any encumbrance or lien or, except in the ordinary course of business consistent with past practice or pursuant to existing contracts or commitments, sell, lease, license, transfer or otherwise dispose of any material properties or assets;

          (e) amend, modify or waive any material term of any outstanding security of the Company and its subsidiaries;

          (f) incur, assume, guarantee or become obligated with respect to any indebtedness (as defined in Section 4.14), other than in the ordinary course of business, consistent with past practice , or incur, assume, guarantee or become obligated with respect to any other material obligations other than in the ordinary course of business and consistent with past practice;

          (g) make or agree to make any new capital expenditures or acquisitions of assets or property or other acquisitions or commitments other than in the ordinary course of business, consistent with past practice and in any event not in excess of $10,000,000 in the aggregate;

          (h) make any material tax election or take any material tax position (unless required by law) or change its fiscal year or accounting methods, policies or practices (except as required by changes in GAAP) or settle or compromise any material income tax liability;

          (i) make any loan, advance or capital contributions to or investment in any person other than in the ordinary course of business consistent with past practice, but in no event in the amount of more than $250,000 for any one transaction or $1,000,000 in the aggregate, and other than investments in cash equivalents made in the ordinary course of business consistent with past practice;

          (j) pay, discharge or satisfy any claims, liabilities or obligations, other than the payment, discharge or satisfaction thereof, in the ordinary course of business consistent with past practice and in accordance with their terms, or modify or amend in any material respect or terminate any material contract or agreement to which it is a party, or release or waive any material rights or claims, other in the ordinary course of business consistent with past practice;

          (k) (i) provide to any current or former director, officer or employee of the Company or any of its subsidiaries any material increase in compensation or benefits or any severance payment or other benefit not required under the terms of an existing Plan, except for employees who are not officers or directors in the ordinary course of business consistent with past practice, (ii) grant to any such director, officer, or employee any increase in severance or termination pay (including the acceleration in the exercisability of Company Options or in the vesting of Shares (or other property) except for automatic acceleration in accordance with the terms of the Option Plans or the provision of any tax gross-up), or (iii) enter into any employment, deferred compensation, severance or termination agreement or arrangement with or for the benefit of any such current or former director, officer, or employee; or

          (l) authorize any of, or commit or agree to take any of, the foregoing actions.

          SECTION 6.2. Shareholder Meeting; Proxy Material. The Company shall cause a meeting of its shareholders (the "Company Shareholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. The Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's shareholders. In connection with such meeting, the Company (i) will promptly prepare and file with the SEC, will use its reasonable efforts to have cleared by the SEC and will thereafter mail to its shareholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby, and (iii) will otherwise comply with all legal requirements applicable to such meeting. The Company has been advised that all of its directors currently intend to vote all shares owned by them in favor of the Merger. The Company will provide Parent with a copy of the preliminary proxy statement and all modifications thereto prior to filing or delivery to the SEC and will consult with Parent in connection therewith. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Company Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Company Proxy Statement or the Merger. If at any time prior to the Company Shareholder Meeting there shall occur any event that should be set forth in an amendment or supplement to the Company Proxy Statement, the Company will promptly prepare and mail to its shareholders such an amendment or supplement. The Company will not mail any Company Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

          SECTION 6.3. Access to Information. From the date hereof until the Effective Time, the Company will give Parent, its counsel, financial advisors, auditors and other authorized representatives access (during normal business hours and upon reasonable notice) to the offices, properties, officers, employees, accountants, auditors, counsel and other representatives, books and records of the Company and its subsidiaries, will furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial, operating and property related data and other information as such persons may reasonably request, and will instruct the Company's and its subsidiaries' employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company and the subsidiaries, and will exercise all reasonable efforts to obtain from landlords such estoppel certificates as Parent may request. The Company and its subsidiaries shall not be required to take any action under this Section 6.3 that (i) would violate any confidentiality or similar obligation of the Company or its subsidiaries, or
(ii) would reasonably be expected to result in the waiver of attorney-client or work product privilege.

          SECTION 6.4. Covenants Regarding Certain Benefit Plans. Parent agrees that it shall cause the Surviving Corporation to continue the employee benefit plans and programs of the Company (other than equity-based plans and programs) through December 31, 1998, or to provide during such period employee benefits no less favorable in the aggregate than are provided pursuant to such employee benefit plans and programs; provided that with respect to employees of the Company who are subject to collective bargaining, all benefits shall be provided in accordance with the applicable collective bargaining agreement. Parent shall provide employees of the Company who continue as employees of the Surviving Corporation or Parent with credit for years of service with the Company and its subsidiaries for purposes of vesting, eligibility and benefit accrual (other than benefit accrual under any defined benefit plans, including supplemental retirement plans) under the employee benefit plans of the Surviving Corporation and Parent which are made available to such employees, to the extent such service was credited under similar employee benefit plans and programs of the Company.

          SECTION 6.5. Cooperation in Arrangements with Lenders. The Company shall, and shall cause its subsidiaries to, cooperate with and assist Parent and its professionals and advisors in arranging for the prepayment at the Effective Time of all indebtedness (as defined in Article IV) of the Company and its subsidiaries and shall provide whatever other assistance and cooperation Parent and its professionals and advisors might reasonably request in connection therewith.


                                   ARTICLE VII

                               COVENANTS OF PARENT

          Parent agrees that:

          SECTION 7.1. Confidentiality. Prior to the Effective Time and after any termination of this Agreement, Parent will hold, and will use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, and not use for any purpose other than the consummation of the transactions contemplated by this Agreement , all documents and information concerning the Company and its subsidiaries furnished to Parent in connection with the transactions contemplated by or otherwise in accordance with this Agreement except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Parent, (ii) in the public domain through no fault of Parent, or (iii) later lawfully acquired by Parent from sources other than the Company, not under a duty of confidentiality to the Company or a subsidiary of the Company; provided that Parent may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents who Parent determines need to know the same in connection with the transactions contemplated by this Agreement and to its (and its parent entities') lenders and equity investors in connection with obtaining the financing for the transactions contemplated by this Agreement so long as such persons are informed by Parent of the confidential nature of such information and are directed by Parent to treat such information confidentially and in accordance with this Section 7.1. Parent shall be responsible for any unauthorized disclosure or use of any such documents and information by any of its officers, directors, employees, accountants, counsel, consultants, advisors and agents. Parent's obligation to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, Parent will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, deliver to the Company, upon request, all documents and other materials and all copies thereof, obtained by Parent or on its behalf from the Company in connection with this Agreement and to destroy all documents (in any form, including, without limitation, electronic media) prepared by or on behalf of Parent or any person or entity to whom Parent provided information under this Section that include or reflect any information provided by or on behalf of the Company.

          SECTION 7.2. Obligations of Merger Sub. Parent will take all action, and provide all financing, necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

          SECTION 7.3. Voting of Shares. Each of Parent and Merger Sub agrees to vote all Shares beneficially owned by it, if any, in favor of adoption of this Agreement at the Company Shareholder Meeting.

          SECTION 7.4. Director and Officer Liability. (a) For six years after the Effective Time, Parent will cause the Surviving Corporation to indemnify and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiaries, and the heirs executors and administrators of such persons (the "Indemnified Parties") in respect of acts or omissions occurring on or prior to the Effective Time or arising out of or pertaining to any Indemnified Person having been an officer, director, employee or agent of the Company or any of its subsidiaries or to the transactions contemplated by this Agreement to the extent provided under the Company's certificate of incorporation and bylaws in effect on the date hereof (and shall pay expenses in advance of the disposition of any action with respect to any such matters to the fullest extent permitted by the DGCL, upon receipt from the person to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of the DGCL); provided that such indemnification shall be subject to any mandatory limitation imposed from time to time under applicable law. Parent and Surviving Corporation shall not amend the certificate of incorporation or bylaws of the Surviving Corporation to amend the indemnification or exculpation provisions therein in a manner inconsistent with this Section or otherwise adverse to the Indemnified Parties for the six-year period referred to above. For six years after the Effective Time, Parent will cause the Surviving Corporation to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms substantially similar to those of such policy in effect on the date hereof and from an insurer or insurers having claims paying ratings of at least Best A+, provided that in satisfying its obligation under this Section, Parent shall not be obligated to cause the Surviving Corporation to pay annual premiums in excess of $250,000 per annum, and if the Surviving Corporation is unable to obtain the insurance required by this Section, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

          (b) The Indemnified Parties are intended third party beneficiaries of this Section to the extent such provisions benefit any such Indemnified Party.


                                  ARTICLE VIII

                       COVENANTS OF PARENT AND THE COMPANY

          The parties hereto agree that:

          SECTION 8.1. HSR Act Filings; Reasonable Efforts; Notification. (a) Each of Parent and the Company shall (i) promptly (but in no in event more than eight business days after the date of this Agreement) make or cause to be made the filings required of such party or any of its subsidiaries under the HSR Act and the CA Act with respect to the transactions contemplated by this Agreement,
(ii) comply at the earliest practicable date with any request under the HSR Act and the CA Act for additional information, documents, or other material received by such party or any of its subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in respect of such filings or such transactions, and (iii) cooperate with the other party in connection with any such filing, and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under the HSR Act, the CA Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal or state statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade with respect to any such filing or any such transaction. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Entity regarding any such filings or any such transaction. Neither party shall participate in any meeting, with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other party notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate.

          (b) Each of Parent and the Company shall use its reasonable best efforts to take such reasonable action as may be required to cause the expiration of the notice periods under the HSR Act, the CA Act or any state statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade with respect to the transactions contemplated hereby as promptly as possible after the execution of this Agreement.

          (c) Each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all reasonable things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all other necessary registrations and filings (including other filings with Governmental Entities, if any), (ii) the obtaining of all necessary consents, approvals or waivers from third parties,
(iii) the preparation of the Company Proxy Statement, (iv) the repayment of all of the Company's indebtedness as contemplated by Section 6.5 at the Effective Time, and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

          (d) Notwithstanding anything to the contrary in Section 8.1(a), (b) or
(c), neither Parent nor Merger Sub shall be required to waive any of the conditions to the Merger set forth in Article IX.

          (e) The Company shall give prompt notice to Parent upon becoming aware of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect that would result in the failure to satisfy the condition in Section 9.2(b), or (ii) the failure by it to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement that would result in the failure to satisfy the condition in Section 9.2(b); provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          (f) The Company shall give prompt notice to Parent, and Parent or Merger Sub shall give prompt notice to the Company, of:

          (i) any written notice or other written communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

          (ii) any written notice or other written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

          (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting it or any of its subsidiaries which relate to the consummation of the transactions contemplated by this Agreement.

          SECTION 8.2. Public Announcements. Parent and Merger Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or with the Nasdaq National Market. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form attached hereto.

          SECTION 8.3. No Solicitation. Prior to the Effective Time and for twelve months after any termination of this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall not, and shall not permit any of their respective subsidiaries or affiliates to, employ or retain in any capacity any person who was employed by the Company, in the case of Parent and Merger Sub, or Parent or Merger Sub, in the case of the Company, or any of their respective subsidiaries in a position of division president or principal executive in charge of a distribution center or any position senior thereto at any time after January 1, 1998.


                                   ARTICLE IX

                            CONDITIONS TO THE MERGER

          SECTION 9.1. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) this Agreement shall have been approved and adopted by the requisite vote of the outstanding Shares of the Company within the meaning and in accordance with the DGCL;

          (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; and

          (c) no provision of any applicable law or regulation and no judgment, injunction, order, decree or other legal restraint shall prohibit the consummation of the Merger.

          SECTION 9.2. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction of the following conditions:

          (a) there shall not be instituted and remain pending any action by any Governmental Entity (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation by Parent or Merger Sub of the Merger, seeking to obtain material damages or imposing any material adverse conditions in connection therewith,
(ii) seeking to restrain or prohibit Parent's or Merger Sub's ownership or operation (or that of their respective subsidiaries or affiliates) of all or any material portion of the business or assets of the Company and its subsidiaries, or of Parent and its subsidiaries or affiliates, or to compel Parent or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries, or of Parent and its subsidiaries and affiliates, (iii) seeking to impose limitations on the ability of Parent or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent or any of its subsidiaries or affiliates on all matters properly presented to the Company's shareholders, (iv) seeking to require divestiture by Parent or any of its subsidiaries or affiliates of any Shares, or (v) that otherwise would reasonably be expected to materially adversely affect the condition (financial or otherwise), business, or results of operations of the Company and its subsidiaries, or Parent and its subsidiaries, in each case taken as a whole, nor shall any judgment, injunction, order or decree have been entered that would have any of the foregoing effects;

          (b) the Company shall have performed in all material respects its covenants and agreements under this Agreement, and the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true when made and at and (except to the extent such representations and warranties relate to a specific date) as of the Closing as if made at and as of such time, and the representations and warranties set forth in this Agreement that are not so qualified shall be true in all material respects when made and (except to the extent such representations and warranties relate to a specific date) at and as of the Closing as if made at and as of such time, and other than any failure of such representations and warranties to be true (x) arising from or in connection with changes in general economic conditions or matters generally affecting the industry in which the Company and its subsidiaries are engaged, (y) arising from the announcement or the consummation of the transactions contemplated by this Agreement, or (z) which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and Parent and Merger Sub shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect; and

          (c) other than the filing of the Certificate of Merger in accordance with DGCL, after making reasonable efforts, Parent and its subsidiaries (including Merger Sub) shall have obtained all regulatory approvals, licenses and other Consents required to be obtained prior to the consummation of the Merger and the transactions contemplated by this Agreement, except such approvals, licenses and other Consents which, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          SECTION 9.3. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the further satisfaction of the following conditions:

               Parent and Merger Sub shall have performed in all material respects their covenants and agreements under this Agreement, and the representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified as to materiality shall be true when made at and as of the Effective Time as if made and at and as of such time, and the representations and warranties set forth in this Agreement that are not so qualified shall be true in all material respects when made and at and as of the Effective Time as if made at and as of such time; and the Company shall have received certificates of the Chief Executive Officer or Chief Financial Officer of Parent and Merger Sub to that effect.


                                    ARTICLE X

                                   TERMINATION

          SECTION 10.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

          (a) by mutual written consent of the Company and Parent;

          (b) by Parent if at the Company Shareholder Meeting or any adjournment thereof at which the Company Shareholder Approval is voted upon, the Company Shareholder Approval shall not have been obtained;

          (c) by either the Company or Parent, if the Merger has not been consummated by July 1, 1998 (provided that the party seeking to terminate the Agreement shall not have breached its obligations under this Agreement in any material respect);

          (d) by either the Company or Parent, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited, or any judgment, injunction, order or decree enjoining Parent or the Company from consummating the Merger (or the existence of which would otherwise result in the failure of the condition set forth in Section 9.2(a)) is entered and, in the case of any action brought other than by a Governmental Entity, such judgment, injunction, order or decree shall become final and non-appealable; or

          (e) by Parent, at any time prior to the Effective Time, by action of the Board of Directors of Parent, if the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent or Merger Sub its approval or recommendation of this Agreement or the Merger, or shall have resolved to do any of the foregoing.

          SECTION 10.2. Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto or their respective officers and directors, except that the agreements contained in Sections 7.1, 11.4 and 11.6 shall survive the termination hereof. Specifically, and without limiting the generality of the foregoing, Parent and Merger Sub agree that termination of this Agreement shall be their sole and exclusive remedy for any nonwillful breach by the Company of its representations, warranties and covenants under this Agreement and the Company agrees that termination of this Agreement shall be its sole and exclusive remedy for any nonwillful breach by Parent or Merger Sub of their representations, warranties and covenants under this Agreement.


                                   ARTICLE XI

                                  MISCELLANEOUS

          SECTION 11.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

          if to Parent or Merger Sub, to:

                          AmeriServe Food Distribution, Inc.
                          545 Steamboat Road
                          Greenwich, Connecticutt 06830
                          Telecopy: (203) 661-5756
                          Attention: A. Petter 0stberg

          with a copy to:

                          Wachtell, Lipton, Rosen & Katz
                          51 West 52nd Street
                          New York, New York 10019
                          Telecopy: (212) 403-2000
                          Attention: Adam O. Emmerich, Esq.

          if to the Company, to:

                          ProSource, Inc.
                          530 Biltmore Way, 10th Floor
                          Coral Gables, Florida 33134
                          Telecopy: (305) 529-2573
                          Attention:  Chairman of the Board

          with a copy to:

                          Kaye, Scholer, Fierman, Hays & Handler, LLP
                          425 Park Avenue
                          New York, New York 10022
                          Telecopy: (212) 836-8689
                          Attention: Joel I. Greenberg, Esq.

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section.

          SECTION 11.2. Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement except for the representations, warranties and agreements set forth in Sections 7.1, 7.4, 11.4 and 11.6.

          SECTION 11.3. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, by the party to be charged therewith; provided that after the adoption of this Agreement by the shareholders of the Company, no such amendment or waiver shall, without the further approval of such shareholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, or (ii) any of the principal terms of the Merger.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          SECTION 11.4. Fees and Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

          SECTION 11.5. Successors and Assigns; Parties in Interest. The provisions of this Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Merger Sub may transfer or assign, in whole or from time to time in part, to one or more of Parent or any of its wholly owned subsidiaries, any or all of its rights or obligations, but any such transfer or assignment will not relieve Merger Sub of its obligations under this Agreement. Except as expressly set forth herein nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including to confer third party beneficiary rights.

          SECTION 11.6. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without giving effect to principles of conflicts of laws.

          SECTION 11.7. Counterparts; Effectiveness; Interpretation. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          The parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                       PROSOURCE, INC.


                                       By:/s/ David R. Parker
                                          Name:  David R. Parker
                                          Title: Chairman of the Board



                                       AMERISERVE FOOD DISTRIBUTION, INC.


                                       By:/s/ John V. Holten
                                          Name:  John V. Holten
                                          Title: Chairman and Chief Executive
                                                 Officer



                                       STEAMBOAT ACQUISITION CORP.


                                       By:/s/ John V. Holten
                                          Name:  John V. Holten
                                          Title: Chairman of the Board and
                                                 President